UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

ROVI CORPORATION
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
DAVID LOCKWOOD
RAGHAVENDRA RAU

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Engaged Capital, LLC, together with the other the participants named herein (collectively, “Engaged Capital”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying WHITE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of three highly-qualified director nominees to the Board of Directors of Rovi Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 16, 2015, Engaged Capital issued the following press release:

ENGAGED CAPITAL SENDS LETTER TO FELLOW ROVI SHAREHOLDERS

•	Entrenched Long-Tenured Board Continues to Destroy Shareholder Value
•	Rovi Needs Aligned Shareholder Representation and Directly Relevant Experience on the Board
•	Vote WHITE Engaged Capital Proxy to Elect David Lockwood, Raghavendra Rau and Glenn Welling

Newport Beach, CA, April 16, 2015 - Engaged Capital, LLC (“Engaged Capital”), an investment firm specializing in small and mid-cap North American equities and beneficial owner of 550,000 shares of the common stock of Rovi Corporation (“Rovi” or the “Company”) (Nasdaq: ROVI), today sent a letter to shareholders in connection with its campaign to elect three highly-qualified directors at the May 13, 2015 Annual Meeting of Rovi.

April 16, 2015

Dear Fellow Rovi Shareholders:

Our Interests Are Directly Aligned with ALL Rovi Stockholders

Vote the WHITE Proxy Card to Significantly Improve Rovi’s Board

Engaged Capital, LLC (together with its affiliates, “Engaged Capital” or “we”) is a long-term shareholder of Rovi Corporation (“Rovi” or the “Company”) with ownership of 550,000 shares of Rovi worth more than $10 million.  Rovi represents approximately 7.5% of our current portfolio.  Our large financial investment in Rovi aligns our interests with all our fellow shareholders and has focused our efforts on a single objective -- delivering superior, long-term, risk-adjusted returns for all Rovi shareholders by improving Rovi’s Board of Directors (the “Board”) to ensure the Company is well positioned to capture available opportunities and execute successfully on an improved strategic plan.

We believe the incumbent Board displays all the hallmarks of a broken and unaccountable governance structure that has incubated poor decision making and led to the continued destruction of shareholder value. We have engaged privately with the Board over many months and proposed a compromise on Board reconstitution that would give shareholders a voice in the boardroom. However, after the Board’s repeated failure to engage in a constructive manner, we lost confidence in their ability to act in the best interests of Rovi shareholders.

We are seeking to replace three long-term directors, Chairman Andrew Ludwick, James Meyer, and James O’Shaughnessy, who have overseen sustained destruction of shareholder value at Rovi for over a decade on average.  These three directors each received only about 70% shareholder support at the 2014 Annual Meeting where they ran unopposed.  We have nominated three highly-qualified director candidates, David Lockwood, Raghavendra Rau and Glenn Welling, who have complementary skill sets, directly relevant operating experience licensing intellectual property and building next generation software products, experience developing strategies to increase shareholder value in multiple areas such as capital allocation, expense management, and corporate governance, including designing executive compensation plans that align pay with performance.

In seeking minority Board representation, we have struck what we believe is a careful balance between adding fresh perspective and needed expertise to the Board, and maintaining a significant level of Board continuity. Our efforts are and will be, for the benefit of all Rovi shareholders.

THE UNDISPUTED FACTS:

Under the failed stewardship of Chairman Andrew Ludwick, James Meyer, and James O’Shaughnessy:

•	Shareholders have suffered a nearly 50% decline in share price and have suffered through the destruction of immense shareholder value over the past 5 years.

•	The Board has invested over $1.3 billion of shareholders’ capital since 2011 and to date has generated zero revenue growth from this investment.

•	Rovi has produced NEGATIVE returns for shareholders for the past 1-, 3-, and 5 - year periods and since the Macrovision merger with Gemstar in 2008.

•	Rovi has underperformed the S&P 400 Software & Services Index by (154%), the S&P 400 by (152%), the S&P Technology Sector by (137%) and the Russell 2000 by (130%) over the past five years.

•
Poor compensation practices have siphoned shareholder value to management and directors while Rovi has underperformed. Since the acquisition of Sonic Solutions in 2011 (the “Sonic merger”), shareholders have suffered approximately $5.6 billion in losses while the Board and management have netted approximately $48 million in cumulative compensation.  Directors received approximately $300,000 per year each, all while shareholder value was being destroyed.

•
Poor corporate governance has further depressed value.  The Board is stale -- despite a recent reactive addition of one new director, average Board tenure is 10 years. Further, a range of shareholder unfriendly defenses raise serious concerns over corporate governance.

So what is the Board’s answer to reversing the historic value-destruction they have overseen and changing the failing course of the Company?

In a recent open letter to shareholders on April 13, the current Board asked shareholders to continue to put their faith in the Board’s status quo strategy because, they claim, this time it is going to finally deliver positive results for shareholders and because adding new talent to the Board will disrupt this (so far unsuccessful) status quo strategy.  Can shareholders really be expected to trust that this Board, which has repeatedly failed to deliver value, will finally step up to the plate and succeed in delivering better results?

Shareholders should know the following before they cast their vote at the Annual Meeting.

Setting the Record Straight

The Board claims: “Rovi is gaining momentum…”, “…many of these accomplishments are just starting to take shape”, “…changes to Rovi’s leadership or strategy at this time would undermine our ability to achieve these objectives” and “This is not the time to disrupt your company’s progress”

The Facts:

The Board’s claims of gaining momentum appear to be nothing more than reference to the renewal of Rovi’s valuable licensing agreements, a process that can only be greatly aided rather than disrupted by the addition of our three independent and experienced new directors.

First, the Board’s claimed transformation has been underway for about 3 years judging by the Board’s own arbitrarily selected start date of July 18, 2012. It is hard for us to understand why this 3-year transformation is yet to take shape as management continually guides to double digit growth that fails to materialize.  In fact, judging by management announcements, it is clear that Rovi remains perpetually in a “rebuilding year” with promises of double-digit growth always 1 to 2 years out.

In addition, the Board has consistently held up new product opportunities that they claimed were gaining traction and would drive meaningful near-term growth.  Instead, they have built a track record of failure to commercialize these new products and have ultimately abandoned them after hundreds of millions of dollars of shareholder capital has been spent over multiple years.  Key examples include TotalGuide, which was held up as the future growth driver of the Product business yet was abandoned after 5 years of investment, and Rovi Entertainment Store, which was cited as the key driver of the Sonic merger yet failed to gain meaningful traction after 2 years and $40 million of investment.  Further, we find disturbing parallels in this leadership’s comments around current growth initiatives, such as the cloud-based guide product, which is now not expected to generate material revenue until at least 2017 despite the earlier promise that it would have been operational by the second half of 2014.

Expectation for double digit revenue growth in 2016 is based on the timing of major IP licensing renewals and not related to the Company’s strategic plan for its product business which has included, and will continue to include, significant investment spending without any material forecasted revenue growth until at least 2017.

Despite its undelivered promises to shareholders, the current Board is resorting to scare tactics, claiming that if three directors who have failed to deliver value to shareholders for over a decade are replaced by three highly-qualified candidates, two of whom have directly relevant operating experience and relationships with major cable companies which the current Board lacks, then this will somehow cause a disruption.

Instead, they argue that these same directors that have wiped out billions of dollars of shareholder value over their tenure at Rovi should continue to serve as our representatives.  We see no reason to trust the promises of this Board given the Company’s track record of failing to deliver on its strategic and financial plans.  For example, last year, in 2014, Rovi achieved only 56% of the long-term target it set for itself at its 2011 Investor Day.

We fail to see how improving the Board by adding valuable operating experience and the expertise of three proven leaders will disrupt any transformation. Strengthening the Board is not a disruption. Given the concentration of our ownership, Engaged Capital has more incentive than most to avoid disruption to the upcoming IP licensing renewals. In fact, if it were not for our confidence in Rovi’s valuable IP portfolio, we would not be investors in the Company today.  The success or failure of Rovi’s IP renewal process will be dependent upon the quality of the IP portfolio and the Company’s strategy for negotiating with the large service providers due to renew their contracts. Engaged Capital’s qualified director candidates can only aid the Company’s efforts to protect the value of its intellectual property, there is no justifiable basis for claiming that they would disrupt the process.  In fact, the opposite should be the claim: replacing directors with no relevant industry experience with new directors who have Tier 1 and Tier 2 cable company relationships and who have successfully operated and managed licensing businesses should increase investor’s confidence in the ability of the Company to successfully renew its licenses in 2016 and beyond.

The Board claims: “Rovi is investing in a disciplined and calculated manner, only in those areas that fit our strategic mission and where we believe there is a compelling opportunity for profitable growth” and “We have a clear track record over the past three years of taking a thoughtful and conservative approach to our M&A strategy”

The Facts:

The Board has invested over $1.3 billion of shareholders’ capital since 2011 which, to date, has generated zero revenue growth after a series of strategic investment failures within its product portfolio, including but not limited to Rovi Entertainment Store, DivX, and TotalGuide.  The Sonic acquisition of $763 million in cash and stock, completed under the incumbent Board’s leadership, was a complete disaster and cost shareholders over $677 million (over 42% of the market cap of the Company today) in total value destruction, making it perhaps one of the worst acquisition failures on record in public company history that we know of.

By the Company’s own admission, the current product strategy, which is receiving the vast majority of investment dollars, is not expected to generate significant revenue until 2017. By that time, Rovi will have invested more than $600 million of the shareholders’ money in this strategy based on the current and projected run rate of investments.  The risk profile and sheer level of spending requires evaluation by new, independent directors with relevant expertise to ensure that shareholders will earn acceptable returns on these investments. Despite requests from numerous interested parties, Rovi has been unable or unwilling to provide a financial plan that justifies this spend.

Engaged Capital believes that Rovi has valuable product assets, including, but not limited to, the Company’s metadata franchise and analytics platform. However, shareholders deserve an independent evaluation of the Company’s product strategy and cost structure by experienced executives in the industry.  New independent directors are needed to provide insight and oversight of the Company given the risk profile of the current product strategy and the abysmal track record of the current leadership team.

The Board claims: “Rovi has outperformed benchmarks since the transformation began”

The Facts:

Total shareholder returns under the leadership of the incumbent Board have materially underperformed peers and relevant market indices over almost any measurable time period.  The indexed returns chart in Rovi’s letter to shareholders represents perhaps the worst example of “cherry picking” we have ever seen. Rovi’s return chart literally begins on July 18, 2012, the day after the stock price declined 43% to $10.01, its lowest level in over six years. The use of such a chart is highly misleading and evidence of the fact that the Board is scrambling to find ways to defend its poor track record. Notably, July 18, 2012 is literally THE ONLY start date we could find from which Rovi shows positive performance relative to peers. Using a start date even one day before or after July 18, 2012 produces a negative relative return.  These financial shenanigans are another reason why new, highly-qualified, independent directors that truly represent shareholder interests over their own or management’s interests are desperately needed in the boardroom. All you have to do is look at your account statement to see that the only people better off under this Board’s leadership are the directors who have paid themselves over $2 million each while destroying billions of dollars of shareholder capital.

The Board claims: “Rovi has carefully pulled over $100 million of costs and corporate overhead out of the business compared to 2011”

The Facts:

Despite claiming that they have completed $102 million of cost savings initiatives, operating expenses at Rovi have actually increased from 2011 as more than the supposed costs savings have been plowed back into growth initiatives that have yet to bear fruit.  If Rovi has in fact taken $102 million of costs out of the business, it is not apparent by evaluating its cost structure.  Rovi’s cost structure remains excessive with over $50 million in corporate G&A expenses alone, which represents approximately 10% of the Company’s revenue.  Many expenses are hard to justify as a business decision serving the best interests of shareholders.  For example, it is unclear to us why the Company’s CEO is operating out of corporate offices in Pennsylvania, the CFO is operating out of corporate offices in Burbank (near Los Angeles), and the corporate headquarters remain in Santa Clara, CA (in Silicon Valley).

The Board claims:“…the Company’s compensation plan in 2012 and 2013 was designed to attract and retain the key talent needed to provide continuity and stability during a transition period” and the “Board of Directors has enacted a series of fundamental changes to the Company’s compensation program to ensure executive compensation is closely tied to clear, measurable performance metrics”

The Facts:

The Board continues to defend its executive compensation practices in 2012 and 2013 when it received support from only 53% and 41%, respectively, of Rovi’s shareholders, by claiming this excessive compensation was needed to attract and retain key talent.  We struggle to understand this claim as the Company’s new management team at the time was formed by the promotion of two insiders, CEO Thomas Carson (former EVP of Worldwide Sales and Marketing) and CFO Peter Halt (former EVP and Chief Accounting Officer). While defending these abhorrent pay practices from 2012 and 2013, the Board is also touting its recent changes to executive compensation, acknowledging that change was needed because the packages were not properly structured after all.  While the Board seems to be confused, leading proxy advisory firms and an overwhelming part of the Company’s shareholders have unequivocally provided their answer.  It was only after, and in reaction to, concerns raised by leading proxy advisory firms and shareholders voting in large numbers against “say on pay” for two consecutive years (including one in which “say on pay” was voted down) that this Board finally made some changes to its executive compensation practices.

The Board claims: “All of Rovi’s current Board members own meaningful amounts of Rovi’s stock” and “With less than 0.6% of Rovi’s outstanding shares, Engaged Capital is seeking representation on the Board that is significantly disproportionate to its minimal holdings”

The Facts:

The Board owns approximately 0.2% of the outstanding stock of the Company (excluding unvested restricted stock), even when including the ownership of President and CEO Thomas Carson.  This is despite the Company’s excessive director compensation in stock grants and the long tenure of the Company’s incumbent directors (average tenure of 10 years).  These generous grants have not accumulated to “meaningful amounts of Rovi’s stock” because the incumbent directors have collectively sold an aggregate of 1,117,357 shares and have made only one purchase of 15,000 shares in the open market.

In contrast, Engaged Capital owns three times more stock than the entire Board and six times more stock than the entire Board excluding the CEO.  Further, Engaged Capital owns more Rovi stock as a percentage of its fund than any of the top 20 institutional shareholders and is therefore highly incentivized to successfully drive shareholder value creation through its campaign to add new and independent directors to the Board.

The Path Going Forward

Why change is needed?

The Company has had a poor record in bringing new products to market or integrating acquisitions despite huge R&D expenditures.  Prior R&D investments under the existing Board have had abysmal returns. Engaged Capital’s nominees have Tier 1 and Tier 2 cable service provider relationships, track records of building and successfully launching industry leading video software products, and experience successfully managing licensing businesses, all of which will bring much needed improvement in oversight to the Company’s development process and ensure adequate returns on future R&D investments. Our nominees, in contrast to the incumbent directors, have extensive recent operating experience and will bring fresh talent in the boardroom to address the immediate needs of the business.

Why Now?

The next couple of years are critical for Rovi and its shareholders with important licensing renewals pending and significant investment dollars being allocated to a product growth strategy. Shareholders would be well served by having a Board with relevant industry experience, critical relationships and the ability to provide proper oversight.  The Board will benefit from new, independent insights from executives with relevant experience that can work alongside the other directors to evaluate and enhance strategy, negotiations, and all options for creating value for investors. Our nominees are well qualified to do this.

Why We Need Engaged Capital’s Nominees On The Board?

The current Board is not only stale, but lacks the experience and expertise to make Rovi successful in the future:

➢	NO relevant industry experience – none of the independent board members have any experience in the cable or fast growing online video industries.

➢	NO CXO relationships with key customers – none of the independent Board members have any cable industry relationships.

➢	NO experience/expertise in video technology – none of the independent Board members have any video technology experience.

➢	NO operating experience in software companies and in building next generation software products.

➢	Messrs. Ludwick and Meyer, whom we are seeking to replace, have NO experience in Intellectual Property Management.

➢
Messrs. Ludwick, Meyer, and O’Shaughnessy received only 79% and 74% support in 2013 and 2014, respectively, despite running unopposed. This year Engaged Capital is offering Rovi shareholders an alternative to these directors.

In contrast, together, Engaged Capital’s nominees would bring to the Board:

➢	CEO-level experience in software, selling to service providers and director experience in the IP Licensing space.

➢	CEO-level experience with a digital video systems provider and director experience in software products.

➢	Significant operating experience and successful track records of building next generation software products that have been accepted by the world’s largest service providers.

➢	Significant relationships with CXO’s of Tier 1 and Tier 2 cable operators.

➢	Significant cable/OTT industry experience.

➢	Significant experience in intellectual property management.

➢	Significant expertise in improving governance structures including developing executive compensation plans that align pay with performance.

➢	Significant experience developing strategies that increase shareholder value, including with respect to capital allocation strategies.

➢	Significant stock ownership, ensuring that decisions are made in the best interest of the shareholders.

Engaged Capital’s Nominees Are:

David Lockwood is the Chief Executive Officer and President of EnergySolutions, Inc., an environmental services and technology company, where he also previously served as a director. Previously, Mr. Lockwood served as the Chairman and Chief Executive Officer of Liberate Technologies, Inc., a publicly traded provider of applications and services to the telecommunications, satellite and cable industries, and the Chief Executive Officer and President of Intertrust Technologies, Inc., a supplier of digital rights management and computing systems, where he also served as a director. He also previously served as a director of each of Unwired Planet, Inc., an intellectual property licensing company focused on the mobile technology sector, Steinway Musical Instruments, Inc., a manufacturer of musical instruments, and BigBand Networks, Inc., a leader in digital video networking. His professional experience also includes work in the financial services industry, such as serving as Managing Partner of the Valueact Small Cap Fund and a Managing Director of Goldman Sachs. Mr. Lockwood’s extensive experience leading public companies and his expertise in the technology industry will be a valuable asset to the Board.

Raghavendra Rau is an accomplished global executive who has led transformative change in the technology and software industries. Mr. Rau currently serves as a director of iProf Learning Solutions, an e-learning company. Previously, Mr. Rau served as the CEO and as a director of SeaChange International Inc., a manufacturer of digital video systems and provider of related services. He also previously served as a director of each of Aviat Networks, Inc., a leader in wireless networking solutions, and Microtune, Inc., a global leader in RF integrated circuits and subsystem modules. In the course of his career, Mr. Rau also held various leadership positions with Motorola, Inc., including most recently as Senior Vice President of the Mobile TV Solutions Business. Mr. Rau’s extensive experience in the technology industry, together with his management experience, will enable him to provide the Company with valuable financial and executive insights, well qualifying him to serve on the Board.

Glenn W. Welling is the Founder and Chief Investment Officer of Engaged Capital, LLC, a California based investment firm and registered advisor with the SEC focused on investing in small and mid-cap North American equities. Mr. Welling also currently serves as a director of Jamba, Inc., a leading health and wellness brand and the leading retailer of freshly squeezed juice. Mr. Welling’s leadership and financial expertise is well respected after previously serving as a Managing Director and consultant to Relational Investors LLC, a $6 billion activist equity fund and registered investment adviser with the SEC; Managing Director at Credit Suisse Group AG, a leading global financial services company; Partner and Managing Director of HOLT Value Associates L.P., a then leading provider of independent research and valuation services to asset managers; Managing Director of Valuad U.S., a financial software and training company; and senior manager at A.T. Kearney, one of the world’s largest global management consulting firms. Mr. Welling’s senior executive experience as an investor, consultant, and investment banker at Credit Suisse advising senior executives and boards of directors in developing strategies that will increase the value of their companies along with his expertise in improving governance structures including developing executive compensation plans that align pay with performance, will enable him to provide effective oversight of the Company as a member of the Board.

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR ROVI INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

We look forward to your support at the 2015 Annual Meeting.

Thank you for your support,

/s/ Glenn W. Welling

Glenn W. Welling
Engaged Capital, LLC

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email:
engaged@morrowco.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

SOURCE: Engaged Capital, LLC

Shareholder Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com